UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Lindblad Expeditions Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lindblad Expeditions Holdings, Inc.

96 Morton Street, 9th Floor
New York, NY 10014

2021 Annual Meeting of Stockholders

Thursday, June 3, 2021

Supplement No. 1 to

Definitive Proxy Statement dated April 19, 2021

On April 19, 2021, Lindblad Expeditions Holdings, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders to be held on Thursday June 3, 2021 at 10:00 AM EDT (the “Annual Meeting”).

The Company is providing this supplement solely to describe the right of the Company’s holders of its 85,000 outstanding shares of Series A Redeemable Convertible Preferred Stock to vote on an as-converted basis together with holders of its common stock as a single class in connection with each of the proposals at the Annual Meeting, which was inadvertently omitted in the Proxy Statement.

In order to correct the Proxy Statement, the text below replaces, in its entirety, the text under the section heading “About the Annual Meeting” beginning on page 1 of the Proxy Statement under the questions “Why did I receive these materials?,” “Who is entitled to vote at the meeting?,” “How many votes do I have?,” “What constitutes a quorum?” and “What vote is required to approve each item?”

“Why did I receive these materials?

Our Board of Directors is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of our common stock and/or Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) on April 7, 2021 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting virtually. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.”

“Who is entitled to vote at the meeting?

Holders of common stock and holders of Series A Preferred Stock as of the close of business on the record date, April 7, 2021, will receive notice of, and be eligible to vote at, the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 49,988,730 shares of common stock and 85,000 shares of Series A Preferred Stock (representing an aggregate of 9,263,892 shares of common stock for such purposes) for an aggregate total of 59,252,622 votes.”

“How many votes do I have?

Holders of our Series A Preferred Stock will vote on an as-converted basis together with holders of our common stock as a single class in connection with each of the proposals in this proxy statement. Each share of common stock is entitled to one vote on all matters to be voted upon at the meeting and each share of Series A Preferred Stock is entitled to approximately 109 votes on all matters to be voted upon at the meeting. There is no cumulative voting.”

“What constitutes a quorum?

The presence at the meeting, virtually or by proxy, of the holders of a majority of all the outstanding shares of common stock entitled to vote (counting our Series A Preferred Stock on an as-converted basis, representing an aggregate of 9,263,892 shares of common stock for such purposes) constitutes a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.”

“What vote is required to approve each item?

Directors are elected by plurality vote and there is no cumulative voting. Accordingly, the director nominees receiving the highest vote totals of the eligible shares of our common stock (including the Series A Preferred Stock on an as-converted basis) that are present, virtually or by proxy, and entitled to vote at the meeting will be elected as our directors. The approval of the advisory resolution on executive compensation, the approval of the 2021 Employee Long-Term Incentive Plan and the ratification of the appointment of Marcum LLP require the affirmative vote of the majority of the votes present, virtually or by proxy, and entitled to vote at the meeting. The frequency of say-on-pay votes is selected by a plurality vote. The option — every one, two or three years — that receives the largest number of votes cast “FOR” is the option selected by the stockholders.”

In addition, under Proposal No. 3, the following text replaces the last paragraph on page 37 regarding the voting standard for such proposal:

“Adoption of the frequency of say-on-pay proposal requires the affirmative vote of a plurality of the issued and outstanding shares of our common stock (including the Series A Preferred Stock on an as-converted basis) represented in person or by proxy at the meeting and entitled to vote thereon.”

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.